PDI CONTACT:	INVESTOR CONTACT:
Amy Lombardi	Melody Carey
PDI, Inc.	Rx Communications Group, LLC
(862) 207-7866	(917) 322-2571
ALombardi@pdi-inc.com	MCarey@RxIR.com
www.pdi-inc.com

PDI ANNOUNCES PLANNED EXIT OF TVG BUSINESS UNIT

Decision is Consistent with Stated Strategy to Focus on Outsourced Promotional Services

Parsippany, N.J., July 20, 2010 – PDI, Inc. (Nasdaq: PDII), today announced that it intends to exit the market research business currently conducted by its business unit, TVG Marketing Research & Consulting, effective August 31, 2010. The Company expects to record a charge of approximately $2.3 million, including severance, lease termination and other related costs, during the third quarter of this year.

Concurrent with these activities, PDI is working with a limited group of TVG management to continue to provide market research services under the TVG name on an independent basis. Management estimates that there would be no change in the financial impact to the Company or timing of its exit of the TVG business if this action is successful.

Commenting on today’s announcement, Nancy Lurker, Chief Executive Officer of PDI, Inc., noted, “Changes in the healthcare industry, including various mergers and acquisitions as well as sweeping healthcare reform, have resulted in a significant decrease in demand for market research. Thus, while the decision to exit our TVG unit was a very difficult one, it was necessary to help ensure the long-term health of our business and is consistent with our stated strategy to focus chiefly on the growth of our core, outsourced promotional services business.”

About PDI, Inc.
PDI is a leading provider of integrated promotional outsource services to established and emerging healthcare companies. The Company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, sales and marketing expertise. For more information, please visit the company’s website at www.pdi-inc.com.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) severance, lease and related costs being different from estimated amounts; and (2) a change in the timing of or the Company’s plans for exiting TVG’s business. Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

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